Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the use in Registration Statement on Form S-3 (file no. 333-172623) and related Prospectus, Registration Statement on Form S-8 (file No. 333-165050) and Registration Statement on Form S-8 (file No. 333-171340) of OCZ Technology Group, Inc. of our report dated May 13, 2011 on the consolidated financial statements appearing in the Annual Report on Form 10-K of OCZ Technology Group, Inc. for the year ended February 28, 2011. We also consent to the reference to us under the heading “Experts” in the prospectus.

Crowe Horwath LLP

Sherman Oaks, California
May 13, 2011